Exhibit 10.2

DPL INC.
2006 DEFERRED COMPENSATION PLAN FOR EXECUTIVES

EFFECTIVE SEPTEMBER 19, 2006

DPL Inc. hereby adopts the DPL Inc. 2006 Deferred Compensation Plan For Executives on the terms and conditions hereinafter set forth, effective as of September 19, 2006.

ARTICLE I.  PURPOSE

The purpose of this Plan is to provide a select group of management or highly compensated employees of the Company with the opportunity to defer the receipt of base salary and incentive compensation payments which may be earned by such executives under any plan or program which the Committee (as defined below) may designate from time to time, in accordance with the provisions of the Plan.

ARTICLE II.  DEFINITIONS

For the purposes hereof, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

Section 2.1            “Account” means the bookkeeping account maintained by the Company on behalf of each Participant pursuant to Section 3.3 that is comprised of the Base Salary Subaccount and the Incentive Compensation Subaccount to which deferred Base Salary and Incentive Compensation, respectively, are credited.

Section 2.2            “Base Salary” means the annual fixed or base compensation payable to a Participant.

Section 2.3            “Base Salary Payment Election” means the Election Agreement (or portion thereof) completed by a Participant and filed with the Company that indicates the time of commencement of payment and form of payment of the Participant’s Base Salary that is or will be deferred pursuant to a Deferral Election under the Plan.

Section 2.4            “Base Salary Subaccount” means the bookkeeping account maintained by the Company on behalf of each Participant pursuant to Section 3.3 that is credited with Base Salary that is deferred by a Participant.

Section 2.5            “Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant’s Account.

Section 2.6            “Board” means the Board of Directors of the Company.

Section 2.7            “Calendar Year” means each calendar year commencing on or after January 1, 2006.

Section 2.8            “Change of Control” means the consummation of any Change of Control of the Company, or its principal subsidiary, The Dayton Power and Light Company (“DP&L”), of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined by the Board in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(a)           any “Person” (as such term is defined in  Sections 13(d) or 14(d)(2) of the Exchange Act; hereafter, a “Person”) is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of the Company or DP&L representing (i) 25% or more of the combined voting power of the then outstanding Voting Stock of the Company or DP&L if the acquisition of such beneficial ownership is not approved by the Board prior to the acquisition or (ii) 50% or more of such combined voting power in all other cases;

(i)            for purposes of this Section 2.8, the following acquisitions shall not constitute a Change of Control: (A) any acquisition of Voting Stock of the Company or DP&L directly from the Company or DP&L that is approved by a majority of those persons serving as directors of the Company or DP&L on the date of this Plan (the “Original Directors”) or their Successors (as defined below), (B) any acquisition of Voting Stock of the Company or DP&L by the Company or any Subsidiary, and (C) any acquisition of Voting Stock of the Company or DP&L by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by DPL or any Subsidiary (the term “Successors” shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of the Company or DP&L, as the case may be, at the time of such election or nomination for election);

(ii)           if any Person is or becomes the beneficial owner of 25% or more of combined voting power of the then-outstanding Voting Stock of the Company or DP&L as a result of a transaction described in clause (A) of Section 2.8(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or DP&L representing 1% or more of the then-outstanding Voting Stock of the Company or DP&L, other than in an acquisition directly from the Company or DP&L that is approved by a majority of the Original Directors or their Successors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company or DP&L in which all holders of Voting Stock of the Company or DP&L are treated equally, such subsequent acquisition shall be treated as a Change of Control;

(iii)          a Change of Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 25% or more of the Voting Stock of the Company or DP&L as a result of a reduction in the number of shares of Voting Stock of the Company or DP&L outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Original Directors or their Successors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company or DP&L representing 1% or more of the then-outstanding Voting Stock of the Company or DP&L, other than as a result of a stock dividend, stock split or similar transaction effected by the Company or DP&L in which all holders of Voting Stock are treated equally; and

(iv)          if at least a majority of the Original Directors or their Successors determine in good faith that a Person has acquired beneficial ownership of 25% or more of the Voting Stock of the Company or DP&L inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Original Directors or their Successors a sufficient number of shares so that such Person beneficially owns less than 25% of the Voting Stock of the Company or DP&L, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(b)           the Company or DP&L consummates a merger or consolidation, or consummates a “combination” or “majority share acquisition” in which it is the “acquiring corporation” (as such terms are defined in Ohio Rev. Code § 1701.01 as in effect on December 31, 1990) and in which shareholders of the Company or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of the Company or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the “voting power” of DPL or DP&L or any surviving or new corporation, as the case may be, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”, excluding any merger of DP&L into the Company or of the Company into DP&L;

(c)           the Company or DP&L consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to the Company or a wholly owned subsidiary(ies) of the Company; but not including (i) a mortgage or pledge of assets granted in connection with a financing or (ii) a spin-off or sale of assets if the Company continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or

(d)           the Original Directors and/or their Successors do not constitute a majority of the whole Board or the Board of Directors of DP&L, as the case may be; or

(e)           approval by the shareholders of the Company or DP&L of a complete liquidation or dissolution of the Company or DP&L, as the case may be.

Section 2.9            “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.10         “Committee” means the Compensation Committee of the Board or such other Committee as may be authorized by the Board to administer the Plan.

Section 2.11         “Common Stock” means the common stock, par value $0.01 per shares, of the Company.

Section 2.12           “Company” means DPL Inc., an Ohio corporation, and any entity that succeeds DPL Inc. by merger, reorganization or otherwise.

Section 2.13           “Deferral Election” means the Election Agreement (or portion thereof) completed by a Participant and filed with the Company that indicates the amount of his or her Base Salary and/or Incentive Compensation that is or will be deferred under the Plan for a Deferral Period.

Section 2.14           “Deferral Period” means the calendar year that commences after each Election Filing Date.

Section 2.15           “Disability” means a Participant’s inability to perform the duties required on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity.

Section 2.16           “Election Agreement” means an agreement in the form that the Company may designate from time to time that is consistent with the terms of the Plan.

Section 2.17           “Election Filing Date” means December 31 of the Calendar Year immediately prior to the first day of the Calendar Year for which Base Salary and/or Incentive Compensation would otherwise be earned.

Section 2.18           “Eligible Executive” means the Company’s Chief Executive Officer and each other officer of the Company that the Committee determines should be an Eligible Executive hereunder.  Unless otherwise determined by the Committee, an Eligible Executive shall continue as such until Termination of Employment.

Section 2.19           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.20           “Hypothetical Investment Fund or Funds” means any investment fund designated by the Company pursuant to Section 3.3.

Section 2.21           “Incentive Compensation” means cash incentive compensation payable pursuant to the Company’s Executive Incentive Compensation Plan, effective January 1, 2006.

Section 2.22         “Incentive Compensation Payment Election” means the Election Agreement (or portion thereof) completed by a Participant and filed with the Company that indicates the time of commencement of payment and form of payment of the Participant’s Incentive Compensation that is or will be deferred pursuant to a Deferral Election under the Plan.

Section 2.23           “Incentive Compensation Subaccount” means the bookkeeping account maintained by the Company on behalf of each Participant pursuant to Section 3.3 that is credited with Incentive Compensation that is deferred by a Participant.

Section 2.24           “Incentive Filing Date” means the date six months prior to the end of the performance period with respect to which the Incentive Compensation is earned.

Section 2.25         “Key Employee” means a key employee as defined in Section 409A of the Code and Section 416(i) of the Code (without regard to paragraph (5) thereof) of the Company (or a controlled group member).

Section 2.26           “Participant” means any Eligible Executive who has at any time made a Deferral Election in accordance with Section 3.2 and who, in conjunction with his or her Beneficiary, has not received a complete distribution of the amount credited to his or her Account.

Section 2.27           “Payment Election” means the Base Salary Payment Election and the Incentive Compensation Payment Election.

Section 2.28           “Plan” means this deferred compensation plan, which shall be known as the DPL Inc. 2006 Deferred Compensation Plan For Executives.  The Plan is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company.

Section 2.29           “Plan Administrator” means the Committee.

Section 2.30           “Subsidiary” means a corporation, partnership, joint venture. unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

Section 2.31           “Termination of Employment” means a separation from service as defined under Section 409A of the Code.

Section 2.32           “Unforeseeable Emergency” means an event that results in a severe financial hardship to a Participant or Beneficiary resulting from (a) an illness or accident of the Participant or Beneficiary or his or her spouse or dependent (as defined in Section 152(a) of the Code), (b) loss of the Participant’s or Beneficiary’s property due to casualty, or (c) other similar extraordinary circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

Section 2.33           “Voting Stock” means securities entitled to vote generally in the election of directors.

ARTICLE III.  ELECTION TO DEFER

Section 3.1            Eligibility.  An Eligible Executive may make an annual Deferral Election with respect to receipt of all or a specified part of his or her Base Salary and/or Incentive Compensation for any Calendar Year in accordance with Section 3.2.  An Eligible Executive who makes a Deferral Election must also make a Payment Election with respect to the amount deferred in accordance with Section 3.4.  An Eligible Executive’s entitlement to defer shall cease with respect to the Deferral Period following the Deferral Period in which he or she ceases to be an Eligible Executive.

Section 3.2            Deferral Elections.  All Deferral Elections, once effective, shall be irrevocable, shall be made on an Election Agreement filed with the Company, and shall comply with the following requirements:

(a)           The Deferral Election on the Election Agreement shall specify:

(i)            the percentage or the dollar amount of a Participant’s Base Salary and/or Incentive Compensation, and

(ii)           in accordance with Section 3.3(b), the investment election with respect to the deemed investment of the Base Salary and/or Incentive Compensation.

(b)           The Deferral Election shall be made by, and shall be effective as of, the applicable Election Filing Date; provided, however, that to the extent permitted by Section 409A of the Code, the Company may permit Participants to make a Deferral Election with respect to Incentive Compensation that constitutes “performance-based compensation” (within the meaning of Section 409A(a)(4)(B)(iii) of the Code) at a time later than the Election Filing Date but no later than the Incentive Filing Date, and in such event, the Deferral Election shall be effective as of such Incentive Filing Date.  Notwithstanding the foregoing, an employee who first becomes an Eligible Executive during the course of a Calendar Year, rather than as of the applicable Election Filing Date, shall make such Deferral Election with respect to Base Salary and/or Incentive Compensation within thirty days following the date the employee first becomes an Eligible Executive, and such Deferral Election shall be effective on the date made and, unless the proviso in the first sentence of this Section 3.2(b) applies, shall be effective with regard to Base Salary and/or Incentive Compensation earned during such Calendar Year following the filing of the Election Agreement with the Company as determined pursuant to the pro-ration method permitted under Section 409A of the Code.

Section 3.3            Accounts.

(a)           Base Salary and Incentive Compensation that a Participant elects to defer shall be credited to the Account on the date the Base Salary or Incentive Compensation would otherwise have been paid to the Participant.  Credits or charges representing income, expenses, gains or losses allocable to the Account which would be applicable if such Account had been invested on a tax deferred basis in the Hypothetical Investment Fund(s) selected by the Participant or the Participant’s Beneficiary as provided in Section 3.3(b) shall also be credited to the Account.  The Company shall also enter on the books of each Participant’s Account debits for any distributions made from the Account.

(b)           The Company shall designate a Hypothetical Investment Fund or Funds under this Plan, which may, but need not, include one or more of the investment funds provided under The Dayton Power and Light Company Employee Savings Plan or offered by the trustee thereunder (which shall not include Common Stock).  Any such designation shall be in a writing which may be amended or supplemented from time to time by the Company pursuant to rules adopted by the Company.  Each Participant shall elect a Hypothetical Investment Fund (or, if permitted by rules adopted by the Company, one or more Hypothetical Investment Funds) in which the amount of Base Salary and/or Incentive Bonus that a Participant defers under this Plan shall be deemed invested.  Such an election may be made in accordance with rules and procedures established by the Company.  Any Participant may change his investment election either prospectively or with respect to amounts previously credited to his Account in accordance with procedures specified by the Company.  In the absence of an investment election by a Participant, the company shall select the Hypothetical Investment Fund(s) which shall be applicable to such Participant’s Account.

Section 3.4            Initial Payment Elections.  Subject to Section 3.4(d), 3.5, 3.6, 3.7, and 3.8 of this Plan, all Payment Elections shall be irrevocable, shall be made on an Election Agreement filed with the Company and shall comply with the following requirements:

(a)           Each Participant shall make a Base Salary Payment Election with respect to Base Salary deferred pursuant to the Deferral Election and a separate Incentive Compensation Payment Election with respect to Incentive Compensation deferred pursuant to the Deferral Election.

(b)           Each Base Salary Payment Election and each Incentive Compensation Payment Election shall contain the Participant’s elections regarding the time of the commencement of payment of amounts in his or her Base Salary Subaccount and Incentive Compensation Subaccount, to the extent the Participant does not already have an election regarding the time of the commencement of payment applicable to his or her Base Salary Subaccount or Incentive Compensation Subaccount.  In addition, if the Participant has elected, pursuant to Section 3.4(a)(i)(B), to commence payment in a specified year, the Payment Election(s) for the Deferral Period immediately prior to such specified year shall contain the Participant’s election regarding the time of the commencement of payment of amounts in his or her Base Salary Subaccount and Incentive Compensation Subaccount for that and all future Deferral Periods.

(i)            A Participant may elect to commence payment (A) upon the date on which he or she incurs a Termination of Employment for any reason, including, without limitation, by reason of death, retirement, or Disability, or (B) in a specified year that begins at least two years after the date on which the Deferral Election becomes effective.

(ii)           Payments made in accordance with the Participant’s elections under Section 3.4(a)(i)(A) shall be paid or commence to be paid on the date of the Termination of Employment.  Payments made in accordance with the Participant’s election under Section 3.4(a)(i)(B) with respect to Base Salary shall be paid or commence to be paid on January 31 of the specified year and payments made in accordance with the Participant’s election under Section 3.4(a)(i)(B) with respect to Incentive Compensation shall be paid or commence to be paid on January 31 of the specified year.

(iii)          Notwithstanding the foregoing provisions of this Section 3.4(a), in the event that a Participant elects to commence payments in a specified year, and prior to the date such payment is due to be paid or commence to be paid (as described Section 3.4(a)(ii)) he or she incurs a Termination of Employment, payment of the Participant’s Account shall commence, in the form or forms elected pursuant to Section 3.4(c) and/or (d), on the date of such Termination of Employment.

(c)           The Base Salary Payment Election and the Incentive Compensation Payment Election shall also contain the Participant’s elections regarding the form of payment of amounts in his or her Base Salary Subaccount and Incentive Compensation Subaccount, to the extent the Participant does not already have an election regarding the form of payment applicable to his or her Base Salary Subaccount and Incentive Compensation Subaccount.  In addition, if the Participant has elected, pursuant to Section 3.4(b)(i)(B), to commence payment in a specified year, the Payment Election(s) for the Deferral Period immediately prior to such specified year shall contain the Participant’s election regarding form of payment of amounts in his or her Base Salary Subaccount and Incentive Compensation Subaccount for that and all future Deferral Periods.

(i)            The Participant may elect to receive amounts in his or her Base Salary Subaccount and Incentive Compensation Subaccount in one of the following forms:  (A) a single, lump sum payment or (B) a number of annual installments over a period of up to twenty years.

(ii)           In the event that a Participant’s Base Salary Subaccount or Incentive Compensation Subaccount is payable in annual installments, the amount of each installment shall be equal to the value, as of December 31 of the calendar year immediately prior to the date of the respective installment payment, of the Participant’s Base Salary Subaccount or Incentive Compensation Subaccount, as the case may be, divided by the number of installment payments then remaining in the installment period;

(A)          The portion of the Base Salary Subaccount or Incentive Compensation Subaccount subject to such installment payments that remains unpaid from time to time shall continue to be credited with gains, losses, interest and other earnings.

(B)           The final installment payment shall include an adjustment for gains, losses, interest and other earnings during the period between the beginning of the calendar year in which the final installment payment is made and the date of such final payment.

(d)           The Payment Election(s) shall be made by, and shall be effective as of, the applicable Election Filing Date or Incentive Filing Date, as the case may be.  Except as provided in the following sentence, a Participant may not have more than one Base Salary Payment Election and one Incentive Compensation Payment Election in effect at any one time.  If the Participant has elected, pursuant to Section 3.4(b)(i)(B), to commence payment in a specified year, the Payment Election(s) for the Deferral Period immediately prior to such specified year shall contain the Participant’s election regarding form of payment of amounts in his or her Base Salary Subaccount and/or Incentive Compensation Subaccount for that and all future Deferral Periods.

(e)           If the Payment Election(s) are not made by the applicable Election Filing Date or Incentive Filing Date, as the case may be, or are insufficient to be deemed effective as of such date, then a Participant’s Deferral Election shall be null and void.

(f)            Notwithstanding the foregoing provisions of this Section 3.4, if the Participant is a Key Employee and to the extent the “short-term deferral” exception under Section 409A of the Code does not apply, then the payment on account of Termination of Employment shall commence as soon as practicable following six months after such Termination of Employment (or, if earlier, the date of death).

(g)           The payment of a single, lump-sum amount, or the payment of a number of annual installments as designated by the Participant in the Election Agreement, to a Participant (or his or her Beneficiary) pursuant to this Section 3.4 shall discharge all obligations of the Company to such Participant (or his or her Beneficiary) under the Plan.

Section 3.5            Subsequent Payment Elections.  A Participant may make a subsequent Payment Election(s) to change the time of the commencement of payment(s) of his or her Base Salary Subaccount and Incentive Compensation Subaccount, the form of payment of his or her Base Salary Subaccount and Incentive Compensation Subaccount, or both, with respect to an amount previously deferred under a Deferral Election if all of the following requirements are met:

(a)           Such subsequent Payment Election(s) may not take effect until at least twelve months after the date on which the subsequent Payment Election is made;

(b)           In the case of a subsequent Payment Election(s) related to a payment not described in Section 3.6 or Section 3.8, the first payment under such subsequent Payment Election(s) shall in all cases be deferred for a period of not less than five years from the date such payment would otherwise have been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section 3.5, five years from the date the first installment payment was scheduled to be paid); and

(c)           Any subsequent Payment Election(s) related to a distribution that is to be made at a specified time or pursuant to a fixed schedule pursuant to Section 3.4 must be made not less than twelve months prior to the date the payment was scheduled to be made under the prior Payment Election(s) (or, in the case of installment payments, which are treated as a single payment for purposes of this Section 3.5, twelve months prior to the date the first installment payment was scheduled to be paid).

Section 3.6            Death of a Participant.  In the event of the death of a Participant, the remaining amount of the Participant’s Account shall be paid to the Beneficiary or Beneficiaries designated in a writing on a form that the Company may designate from time to time (the “Beneficiary Designation”), in accordance with the Participant’s Payment Election(s), or in accordance with a special payment election filed by the Participant with the Company at the same time as the Participant’s Payment Election(s) under Section 3.4 or Section 3.5 is filed with the Company that is to be operative and override any other payment election under the Participant’s Payment Election(s) in the event of the death of the Participant.  Any special payment election filed by a Participant subsequent to the filing of his or her initial Payment Election(s) under Section 3.4 must meet such additional requirements as the Company determines are appropriate to avoid the inclusion of the amounts subject to such special payment election in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code, including, without limitation, the requirements under Section 3.5.  A Participant’s Beneficiary Designation may be changed at any time prior to his or her death by the execution and delivery of a new Beneficiary Designation.  The Beneficiary Designation on file with the Company that bears the latest date at the time of the Participant’s death shall govern.  In the absence of a Beneficiary Designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant’s Account shall be paid to the Participant’s estate in a lump sum.  In the event of the death of the Beneficiary or Beneficiaries after the death of a Participant, the amount of the Participant’s Account shall be paid to the estate of the last surviving Beneficiary in a lump sum.

Section 3.7            Small Payments.  Notwithstanding the foregoing, if at the time of a Participant’s Termination of Employment the Participant’s Account balance is less than $100,000, such Account shall be automatically paid to such Participant in a single, lump-sum payment on the date of such Termination of Employment; provided, however, that if the Participant is a Key Employee and to the extent the “short-term deferral” exception under Section 409A of the Code does not apply, then the payment on account of Termination of Employment shall commence as soon as practicable following six months after such Termination of Employment (or, if earlier, the date of death).

Section 3.8            Unforeseeable Emergency.  Notwithstanding the foregoing, in the event of an Unforeseeable Emergency and at the request of a Participant or Beneficiary, accelerated payment shall be made to the Participant or Beneficiary of all or a part of his or her Account.  Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Section 3.9              Termination of Participation.  Notwithstanding any other provision of the Plan, a Participant’s active participation in the Plan shall terminate upon a determination by the Committee that the Participant is not a member of a select group of management or highly compensated employees of his or her employer, within the meaning of ERISA.

ARTICLE IV.  ADMINISTRATION

Section 4.1            Administration.

(a)           The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan.  Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits.  The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Sections 4.3, 4.4 and 4.5 hereof.

(b)           The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator(s) or an employee of the Company.

(c)           It is intended that, to the extent applicable, all Participant elections hereunder will comply with the Section 409A of the Code.  The Plan Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition rules thereunder).

Section 4.2            Regulations.  The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan or Section 409A of the Code.  The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Sections 4.3, 4.4 and 4.5 hereof, be final and binding on all persons.

Section 4.3            Claims Procedures.

(a)           The Plan Administrator shall determine the rights of any person to any benefit hereunder.  Any person who believes that he or she has not received the benefit to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for his or her claim and the facts upon which he or she relies in making such a claim.

(b)           The Plan Administrator will notify the claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision.  In no event will the Plan Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Plan Administrator.

If such a claim is denied, the Plan Administrator’s notice will be in writing, will be written in a manner calculated to be understood by the claimant and will contain the following information:

(i)            The specific reason(s) for the denial;

(ii)           A specific reference to the pertinent Plan provision(s) on which the denial is based;

(iii)          A description of additional information or material necessary for the claimant to perfect his or her claim, if any, and an explanation of why such information or material is necessary; and

(iv)          An explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

If additional information is needed, the claimant shall be provided at least 45 days within which to provide the information and any otherwise applicable time period for making a determination shall be suspended during the period the information is being obtained.

Within 60 days after receipt of a denial of a claim, the claimant must file with the Plan Administrator, a written request for review of such claim.  If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his or her claim.  If a request for review is filed, the Plan Administrator shall conduct a full and fair review of the claim.  The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents and information relevant to the claim for benefits.  The claimant may submit issues and comments in writing, and the review must take into account all information submitted by the claimant regardless of whether it was reviewed as part of the initial determination.  The decision by the Plan Administrator with respect to the review must be given within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days.  If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision.  The decision shall be written in a manner calculated to be understood by the claimant, and it shall include

(A)          The specific reason(s) for the denial;

(B)           A reference to the specific Plan provision(s) on which the denial is based;

(C)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and

(D)          A statement describing any voluntary appeal procedures offered by the Plan and a statement of the claimant’s right to bring a civil action under ERISA.

(c)           The Plan Administrator’s decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons.

Section 4.4            Arbitration.  After a Participant has exhausted all administrative remedies as provided in Section 4.3, any disputes arising hereunder may, at the election of the Participant, be submitted for non-binding arbitration to an arbitrator appointed under the auspices of the American Arbitration Association (“AAA”) office in Cincinnati, Ohio, or if closer, the AAA office that is located in a U.S. city nearest to the general corporate offices of the Company for resolution under the AAA Employment Dispute Arbitration Rules.  Such arbitration shall be held in such place as the parties and the arbitrator shall mutually agree.  The arbitrator shall apply applicable Federal and state law, including ERISA.  The provisions of ERISA, including, but not limited to, preemption, review of claims, and standards of review, shall be applied by the arbitrator to the same extent as if the matter were proceeding in federal court.  The state law applied shall be the law of the state in which the general corporate offices of the Company are located (Ohio as of the date hereof).  The entire cost of the proceedings, except for the Participant’s attorney’s fees and costs, shall be borne by the Company.

Section 4.5            Revocability of Plan Administrator/Employer Action.  Any action taken by the Plan Administrator or the employer with respect to the rights or benefits under the Plan of any person shall be revocable by the Plan Administrator or the employer as to payments not yet made to such person, and acceptance of any benefits under the Plan constitutes acceptance of and agreement to the Plan Administrator’s or the employer’s making any appropriate adjustments in future payments to such person to recover from such person any excess payment or make up any underpayment previously made to him or her.

ARTICLE V.  AMENDMENT AND TERMINATION

Section 5.1            Amendment.

(a)           The Committee may at any time (without the consent of the Participants) amend any or all of the provisions of this Plan, except that no such amendment may adversely affect the amount of any Participant’s accrued benefit as of the date of such amendment, without the prior written consent of the affected Participant.  A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder.

(b)           Without limiting the generality of the foregoing, the Committee shall have the authority to adopt an amendment to the Plan that conforms the terms of the Plan to the requirements of Section 409A of the Code at such time as the Company determines is necessary to comply with Section 409A of the Code.

Section 5.2            Termination.  The Committee, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever, except that, subject to Subsection (b) hereof, no such termination may adversely affect the amount of any Participant’s accrued benefit as of the date of such termination, without the prior written consent of the affected Participant.  Notwithstanding the preceding sentence, the Compensation Committee, in its sole discretion, may terminate this Plan to the extent and in circumstances described in Prop. Treas. Reg. § 1.409A-3(h)(2)(viii), or any successor provision.  A proper termination of this Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder without further action, to the extent that such Participants have received payment of their balances under the Plan.  Written notice of any termination shall be given to the Participants as soon as practicable after a proper termination.

ARTICLE VI.  MISCELLANEOUS

Section 6.1            Section 409A of the Code.  It is intended that the Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any retirement benefit accrued hereunder in a taxable year that is prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants.  It is intended that the Plan shall be administered in a manner that will comply with Section 409A of the Code.  Any Plan provisions that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect unless and until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

Section 6.2            Non-Alienation of Deferred Compensation.  No right or interest under the Plan of any Participant or Beneficiary shall be (a) assignable or transferable in any manner, (b) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (c) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.  Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

Section 6.3            Interest of Participant.  The obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company to make payments from its general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company or a property interest in his or her Account.  Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected in an Account.  Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Executives.  It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.  The Company may, but need not, establish a trust to fund its obligations under the Plan.  In such event, the Company may establish a trust or use an already existing trust, either the Company’s Amended and Restated Master Trust, dated January 1, 2001, or the Company’s Second Amended and Restated Master Trust, dated January 1, 2001 (such new trust or an existing trust, each, a “Master Trust”), and may fund such Master Trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company’s general creditors.  Notwithstanding the above, upon the earlier to occur of (a) a Change of Control or (b) a declaration by the Board that a Change of Control is imminent, the Company shall promptly to the extent it has not previously done so transfer to the trustee of such Master Trust, to be added to the principal thereof, an amount equal to (A) the aggregate amount credited to the Accounts of all of the Participants and Beneficiaries under the Plan, less (B) the surplus, if any, in the Master Trust at such time that is not dedicated to the payment of benefits under any other benefit plan sponsored by the Company.

Section 6.4            Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any Subsidiary or the officers, employees or directors of the Company or any Subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

Section 6.5            Severability; Failure to Satisfy Section 409A.  The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.  Any provisions that would cause any amount deferred or payable under the Plan to be includible in the gross income of any Participant or Beneficiary under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount to not be so includible (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

Section 6.6            Expenses.  The Company shall pay all expenses incurred in the administration and operation of the Plan.

Section 6.7            Governing Law.  Except when preempted by federal law, this Plan shall be regulated, construed and administered under the laws of the State of Ohio.

Section 6.8            Relationship to Other Plans.  The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.

Section 6.9            Headings; Interpretation.

(a)           Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

(b)           Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(c)           For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance that may occur or exist only if permitted by Section 409A of the Code would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.